Exhibit 99.1

OWNERSHIP STRUCTURE OF MSV JOINT VENTURE PRIOR
TO CLOSING OF INITIAL EXCHANGE

(1)	Reflects transaction to redeem SkyTerra preferred stock prior to initial closing.

(2)

MSV Investors will own 14.7% of TerreStar prior to initial closing, which will be distributed pro rata to the members of MSV Investors prior to that closing. Assuming SkyTerra does not exercise tag-along rights triggered by the Motient-TerreStar exchange, SkyTerra will hold 11.7% of TerreStar post-closing of initial exchange.

OWNERSHIP STRUCTURE OF SKYTERRA AND MSV JOINT VENTURE AFTER
INITIAL EXCHANGE

(1)	Reflects transaction to redeem SkyTerra preferred stock prior to initial closing.

(2)	Assumes that Motient has completed the distribution of SkyTerra stock received in the initial exchange to its common stockholders.

(3)	If TMI exercises its tag-along rights, SkyTerra would acquire these interests in MSV on the same terms and conditions as offered to Motient in this exchange.

(4)	Assuming that SkyTerra does not exercise tag-along rights triggered by the Motient-TerreStar exchange and no future dilution, SkyTerra will hold 11.7% of TerreStar.

(5)	SkyTerra expects to explore exchange transactions with management and other option holders in accordance with applicable laws and regulations.

OWNERSHIP STRUCTURE OF SKYTERRA AND MSV JOINT VENTURE AFTER
FINAL EXCHANGE

(1)	Reflects transaction to redeem SkyTerra preferred stock prior to initial closing.

(2)	Includes shares Motient receives in the initial exchange and distributes to its common stockholders.

(3)

Includes approximately 18.9 million non-voting shares of additional SkyTerra to be acquired by Motient subsequent to the initial closing as a result of the exchange of MSV interests retained by Motient at the initial closing and 3.6 million shares not distributed by Motient following the initial exchange. These interests are being retained by Motient for the expected future issuance of shares to Motient’s preferred stockholders upon conversion of Motient’s preferred stock (anticipated to be 4.4 million shares), to sell to satisfy corporate income taxes resulting from the transaction and for other corporate requirements.

(4)	If TMI exercises its tag-along rights, SkyTerra would acquire these interests in MSV on the same terms and conditions as offered to Motient in this exchange.

(5)	Assuming that Sky Terra does not exercise tag-along rights triggered by the Motient-TerreStar exchange and no future dilution, SkyTerra will hold 11.7% of TerreStar.

(6)	SkyTerra expects to explore exchange transactions with management and other option holders in accordance with applicable laws and regulations.

OWNERSHIP STRUCTURE OF TERRESTAR PRIOR TO
CLOSING OF EXCHANGE

OWNERSHIP STRUCTURE OF MOTIENT AND
TERRESTAR AFTER EXCHANGE (1)

(1)	Assumes all other TerreStar stockholders exercise their tag-along rights triggered by ther exchange, except for TMI and SkyTerra.

(2)

If TMI or SkyTerra exercise their tag-along rights, Motient would acquire these interests in TerreStar on the same terms and conditions as offered to the Columbia Capital and Spectrum Equity venture funds.